Exhibit 10.11

AGENCY AGREEMENT

March 17, 2014

Wind Power Holdings, Inc.

29 Pitman Road

Barre, VT 05641

USA

Attention:	Troy Patton, President & Chief Executive Officer

Mira III Acquisition Corp.

2900 – 550 Burrard Street

Vancouver, BC

V6C 0A3

Attention:	Ronald D. Schmeichel, President & Secretary

Dear Sirs:

Beacon Securities Limited (“Beacon”), Cormark Securities Inc. and Canaccord Genuity Corp. (collectively, the “Agents”) understand that Wind Power Holdings, Inc. (the “Company”) proposes to issue up to 6,250,000 subscription receipts (each, a “Subscription Receipt” and collectively, the “Subscription Receipts”) at a price of $4.00 per Subscription Receipt (the “Offering Price”) on a commercially reasonable best efforts private placement basis (the “Offering”).

The Subscription Receipts are being issued in connection with the proposed “qualifying transaction” (the “Qualifying Transaction”) between the Company and Mira III Acquisition Corp. (“Mira”), a Capital Pool Company listed on the TSXV (as defined below). Pursuant to the Qualifying Transaction, Mira Subco (as defined below) will merge (the “Merger”) with and into the Company and immediately thereafter, the Company will merge (the “Second Merger”) with and into Mira LLC (as defined below) under the laws of Delaware pursuant to a Merger Agreement (as defined below) to be entered into by the Company, Mira, Mira LLC and Mira Subco.

In connection with the Qualifying Transaction, the Company will consolidate its Wind Shares on the basis of approximately one (1) post-consolidation Wind Share for every 1.557612 pre-consolidation Wind Shares (the “Consolidation”). No fractional shares will be issued in connection with the Consolidation. Any fractional share will be rounded down to the next lowest number and no consideration will be paid in lieu thereof. Unless otherwise specifically noted, all references herein with respect to the Offering Price or number of Wind Shares or number of Subscription Receipts shall be deemed to be a reference on a post-Consolidation basis.

The gross proceeds of the Offering less the expenses of the Agents payable on closing pursuant to Section 15 of this Agreement will be deposited into escrow pending the satisfaction of the Escrow Release Conditions (as defined herein). Upon the satisfaction of the Escrow Release Conditions, each Subscription Receipt shall be automatically converted, without payment of any additional consideration or any further action by the holder of such Subscription Receipt, into one share of common stock of the Company on a post-Consolidation basis (each a “Wind Share” and collectively, the “Wind Shares”). If the Escrow Release Conditions are not satisfied on or before the Release Deadline (as defined herein), the Subscription Receipts will be cancelled in accordance with their terms and the Escrowed Funds (as defined herein) will be delivered to the holders of Subscription Receipts by the Subscription Receipt Agent (as defined herein) on a pro rata basis. In the event that the Escrowed Funds are insufficient to provide each holder of Subscription Receipts an amount equal to the Offering Price per Subscription Receipt, the Company shall contribute such additional funds as are necessary to satisfy any shortfall.

Pursuant to the Merger Agreement, shareholders of the Company will exchange the post-Consolidation Wind Shares held by them immediately prior to the completion of the Qualifying Transaction for voting common shares of Mira (the “Mira Listed Shares”) or Mira Restricted Voting Shares (as defined herein) or a combination thereof. The Mira Restricted Voting Shares are intended to be issued to certain or all United States shareholders of the Company only, for purposes of the Company maintaining its “foreign private issuer” status under United States securities laws. As a result of the Qualifying Transaction, the shareholders of the Company will become shareholders of Mira. It is expected that in connection with the Qualifying Transaction Mira will change its name to “Northern Power Systems Corp.” or such other similar name that may be agreed upon by Mira and the Company.

Subject to the terms and conditions hereof, the Agents agree to act, and the Company by this Agreement appoints the Agents, as exclusive agents of the Company to solicit, on a commercially reasonable best efforts basis, offers to purchase the Subscription Receipts. It is understood and agreed that the Agents are under no obligation to purchase as principal any Subscription Receipts offered hereunder.

The following are the terms and conditions of the agreement between the Company, Mira and the Agents:

1. Definitions and Interpretation

(1)	In this Agreement:

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

“Agents’ Commission” has the meaning given to that term in Section 3(1) of this Agreement;

“Agents” has the meaning given to that term in the first paragraph of this Agreement;

“Agreement” means the agreement resulting from the acceptance by the Company and Mira of the offers made by the Agents herein, including the schedules hereto, as amended and supplemented from time to time;

“Alternative Transaction” has the meaning given to that term in Section 3(3) of this Agreement;

“Applicable Securities Laws” means all applicable securities laws and rules, regulations, notices, orders and policies applicable in the Jurisdictions, if applicable, and includes Canadian Securities Laws;

“Beacon” has the meaning given to that term in the first paragraph of this Agreement;

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario;

“Canadian Securities Laws” means, collectively, all applicable securities laws of each of the provinces of Canada and the respective rules and regulations under such laws together with applicable published policy statements, blanket orders, instruments, notices and rulings of the Securities Commissions and all discretionary orders or rulings, if any, of the Securities Commissions made in connection with the transactions contemplated by this Agreement;

“Closing Date” means March 17, 2014 or such date agreed upon in writing by the Company and the Agents;

“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or such time agreed upon by the Company and the Agents;

“Company” has the meaning given to that term in the first paragraph of this Agreement;

“Compensation Options” has the meaning given to that term in Section 3(2) of this Agreement;

“Compensation Option Shares” has the meaning given to that term in Section 3(2) of this Agreement;

“Consolidation” has the meaning given to that term in the third paragraph of this Agreement;

“Contract” means, with respect to a Person, any contract, instrument, permit, concession, licence, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding, whether written or oral, to which the Person is a party or by which, to the knowledge of such Person, the Person or its property and assets is bound or affected;

“Convertible Notes” has the meaning given to that term in Section 11(1)(c) of this Agreement;

“CPC Policy” means Policy 2.4 of the TSX Venture Exchange Corporate Finance Manual, in force from time to time;

“Directed Selling Efforts” means “directed selling efforts” as that term is defined in Rule 902(c) of Regulation S.

“Eligible Holder” means (i) a resident of Canada for purposes of the Income Tax Act (Canada) and not exempt from tax under Part I of the Income Tax Act (Canada), or (ii) a partnership, any member of which is a resident of Canada for the purposes of the Income Tax Act (Canada) (other than a partnership, all members of which that are residents of Canada and are exempt from tax under Part I of the Income Tax Act (Canada);

“Employee” means a director, officer or employee of the Company or any of the Subsidiaries or a Person providing services in the nature of an employee to the Company or any of the Subsidiaries;

“Environmental Laws” means, with respect to the Company and the Subsidiaries, all applicable Laws aimed at abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

“Environmental Liabilities” means, with respect to the Company and the Subsidiaries, any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements or expenses (including attorney’s fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted by any entity (including any Government Agency), alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above any property owned and/or controlled by the Company and the Subsidiaries and/or emanating or migrating and/or threatening to emanate or migrate from such property to off-site properties, (b) physical disturbance of the environment, or (c) the violation or alleged violation of any Environmental Laws;

“Escrow Release Conditions” are the following:

(a)	written confirmation from each of the Company and Mira that all conditions to the completion of the Qualifying Transaction have been satisfied or waived, other than release of the Escrowed Funds;

(b)	the receipt of all shareholder and regulatory approvals required for the Qualifying Transaction;

(c)	the distribution of (A) the Wind Shares underlying the Subscription Receipts, and (B) the Mira Listed Shares and Mira Restricted Voting

Shares to be issued in exchange for such Wind Shares pursuant to the Qualifying Transaction being exempt from applicable prospectus and registration requirements of Applicable Securities Laws;

(d)	the Mira Listed Shares being conditionally approved for listing on the TSXV or TSX and the completion, satisfaction or waiver of all conditions precedent to such listing, other than the release of the Escrowed Funds and other than customary post-closing filings required by the TSXV or TSX; and

(e)	the Company and Beacon, on behalf of the other Agents, shall have delivered a release notice to the Subscription Receipt Agent (the “Release Notice”);

“Escrowed Funds” means the funds held in escrow by the Subscription Receipt Agent, together with all interest and other income earned thereon;

“Escrowed Proceeds” has the meaning given to that term in Section 10(2) of this Agreement;

“Filing Statement” means the draft of the filing statement of Mira received by the Beacon on dated March 12, 2014 with the document identification number DM-TOR/297151.00001/7103704.2 provided to the Agents;

“Financial Statements” has the meaning given to that term in Section 7(9) of this Agreement;

“GAAP” means generally accepted accounting principles in Canada or the United States, as applicable;

“Government Agency” means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, including the TSX or TSXV;

“Government Official” means (a) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Government Agency, (b) any salaried political party official, elected member of political office or candidate for political office, or (c) any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses;

“IFRS” means International Financial Reporting Standards;

“Indemnified Parties” has the meaning given to that term in Section 13(1) of this Agreement;

“Intellectual Property” means registered and unregistered trade-marks and trade-mark applications, trade names, certification marks, distinguishing guises, patents and patent applications, registered and unregistered works subject to copyright, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and industrial design applications, customer lists and other similar property, and all registrations and applications for registration thereof, each of the foregoing as defined under the applicable Laws;

“Investors’ Rights Agreement” means the fourth amended and restated investors rights agreement dated August 30, 2013 between the Company and certain former holders of preferred stock of the Company;

“Jurisdictions” has the meaning given to that term in Section 2 of this Agreement;

“Laws” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Government Agency applicable to the Company, the Subsidiaries or Mira;

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature, or any other arrangement or condition which, in substance, secures payment or performance of an obligation;

“material change”, “material fact” and “misrepresentation” have the respective meanings given to them in the Securities Act (Ontario);

“Materially Adverse” when used in respect of a fact, circumstance, change, effect, occurrence, event or term means a fact, circumstance, change, effect, occurrence, event or term that (a) materially and adversely affects, or would reasonably be expected to materially and adversely affect, the financial condition, business, assets or capital of the Company and the Subsidiaries, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, the Company from performing its obligations under this Agreement or consummating the transactions contemplated herein; provided, however, that it will not include: (i) any fact, circumstance, event, change, effect, occurrence, event or term relating to the global economy or securities markets in general or the securities markets for wind or renewable energy companies in general; (ii) any fact, circumstance, event, change, effect, occurrence or event affecting the industry in which the Company operates in general and which, in each case, does not have a materially disproportionate effect on the Company and the Subsidiaries, taken as a whole;

“Material Adverse Effect (Mira)” means a material adverse effect on (a) the assets, liabilities or condition (financial or otherwise) of Mira, or (b) the ability of Mira to complete the transactions contemplated by this Agreement; provided, however, that it will not include any fact, circumstance, event, change, effect, occurrence, event relating to the global economy or securities markets in general;

“Material Subsidiary” means Northern Power Systems, Inc.;

“Merger” has the meaning given to that term in the second paragraph of this Agreement;

“Merger Agreement” means the merger agreement to be entered into between the Company, Mira, Mira LLC and Mira Subco dated as of a date prior to the closing of the Merger, as the same may be amended from time to time, providing for, among other things, the Merger;

“Mira” has the meaning given to that term in the second paragraph of this Agreement;

“Mira Compensation Options” has the meaning given to that term in Section 3(2) of this Agreement;

“Mira Compensation Option Shares” has the meaning given to that term in Section 3(2) of this Agreement;

“Mira Financial Statements” means the audited financial statements of Mira for the year ended December 31, 2013 and for the period from the date of incorporation (February 14, 2012) to December 31, 2012;

“Mira Listed Share” has the meaning given to that term in the fifth paragraph of this Agreement;

“Mira LLC” means the limited liability company subsidiary of Mira to be formed pursuant to the laws of Delaware to facilitate completion of the Second Merger;

“Mira Restricted Voting Share” means a share of Mira which will carry one vote for all matters that come before the shareholders of Mira, except for the election of directors;

“Mira Subco” means the subsidiary of Mira to be incorporated pursuant to the laws of Delaware to facilitate completion of the Merger;

“Offering” has the meaning given to that term in the first paragraph of this Agreement;

“Offering Price” has the meaning given to that term in the first paragraph of this Agreement;

“Permit” means all certificates, franchises, licences, permits, grants, easements, covenants, certificates, orders, authorizations and approvals issued or granted by any Government Agency or third parties to the Company or the Subsidiaries necessary for the Company and/or any one or more of the Subsidiaries to conduct its business as presently conducted;

“Person” means and includes any individual, sole proprietorship, partnership, joint venture, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other Government Official or instrumentality thereof;

“Presentation” means the investor presentation of the Company entitled “Northern Power Systems: Technology for the Wind Industry” dated 2014;

“President’s List” means each of the Company’s existing stockholders, and its business partners as follows: Heritage Sustainable Energy, Martin Lagina and WEG Industries;

“Purchasers” means the Persons who, as purchasers or beneficial purchasers, acquire Subscription Receipts by duly completing, executing and delivering a Subscription Agreement and any other required documentation, and permitted assignees or transferees of such Persons from time to time;

“Qualifying Transaction” has the meaning given to that term in the second paragraph of this Agreement;

“Regulation D” means Regulation D as adopted by the SEC under the U.S. Securities Act;

“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

“Release Deadline” means April 30, 2014 (unless extended in accordance with the provisions of the Subscription Receipt Indenture);

“Release Event” means the occurrence and satisfaction of all Escrow Release Conditions prior to the Release Deadline;

“SEC” means the United States Securities and Exchange Commission;

“Second Merger” has the meaning given to that term in the second paragraph of this Agreement;

“Securities Commissions” means, collectively, the applicable securities commission or securities regulatory authority in each province of Canada where the Offering is completed;

“Subscription Agreements” means the subscription agreements (including the schedules attached thereto) to be entered into between the Purchasers and the Company;

“Subscription Receipt Agent” has the meaning given to that term in Section 10(2) of this Agreement;

“Subscription Receipt Indenture” has the meaning given to that term in Section 10(2) of this Agreement;

“Subscription Receipts” has the meaning given to that term in the first paragraph of this Agreement;

“subsidiary” has the meaning given to such term in the Business Corporations Act (Ontario);

“Subsidiaries” collectively means Northern Power Systems, Inc., Northern Power Systems S.r.l. and Northern Power Systems AG;

“Taxes” means all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, pension plan premiums, excise, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on the Company, the Subsidiaries or Mira, as applicable, or for which the Company, the Subsidiaries or Mira, as applicable, is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“U.S. Affiliate” means the United States registered broker-dealer affiliate of an Agent;

“U.S. Person” means a U.S. person as that term is defined in Rule 902 of Regulation S ;

“U.S. Purchasers” means the Purchasers which are “U.S. persons” as defined under Section 7701(a)(30) of the U.S. Internal Revenue Code, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“Wind Share” has the meaning given to that term in the third paragraph of this agreement.

(2)	The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

(3)	Unless otherwise specified, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

(4)	When used in this Agreement, “knowledge” means the actual knowledge of Troy Patton, President & Chief Executive Officer of the Company, Ciel Caldwell, Chief Financial Officer of the Company, and Elliot Mark, Vice President and General Counsel of the Company, after due inquiry into the relevant subject matter.

(5)	List of Schedules included in this Agreement:

(a)	Schedule A: Form of Lock-Up Agreement (Twelve (12) Months);

(b)	Schedule B: Form of Lock-Up Agreement (Three (3) Months);

(c)	Schedule C: Form of Change of Control Acknowledgement;

(d)	Schedule D: Form of Compensation Option;

(e)	Schedule E-1: Intellectual Property;

(f)	Schedule E-2: Exceptions to Representations and Warranties;

(g)	Schedule F: Financial Statements;

(h)	Schedule G: Contracts of the Company;

(i)	Schedule H: Compliance with United States Securities Laws; and

(j)	Schedule I: Registration Rights.

2. The Offering

(1)	The Agents may offer for sale, and seek Purchasers for, Subscription Receipts:

(a)	in any of the provinces of Canada on a private placement basis in compliance with applicable Canadian Securities Laws;

(b)	to, or for the account or benefit of, persons in the United States or U.S. Persons (through the U.S. Affiliates) pursuant to transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws. All offers and sales made in the United States or to, or for the account or benefit of, a U.S. Person or person in the United States will be made by the U.S Affiliates of the Agents for sale by the Company directly to United States Purchasers only in accordance with Schedule H hereto; and

(c)

in such other jurisdictions (other than the United as may be agreed upon between the Company and the Agents, on a private placement basis in compliance with all applicable securities laws of such other jurisdictions provided that no prospectus, registration statement or similar document is required to be filed in such jurisdiction, no registration or similar requirement would apply with respect to the Company in such other jurisdictions and the Company does not thereafter become subject to on-going continuous disclosure obligations in such other jurisdictions

(collectively,	the “Jurisdictions”).

(2)	The parties agree that press releases concerning the Offering shall contain the statement “Not for distribution to United States news wire services or dissemination in the United States” and shall contain substantially the following language in the body of the press release:

“The subscription receipts and the underlying securities have not been registered under the United States Securities Act of 1933, as amended (the “Act”) or the securities laws of any state and may not be offered or sold absent registration under the Act or an applicable exemption from the registration requirements thereof. This news release does not constitute an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction.”

3. Compensation of the Agents and Alternative Transactions

(1)	Conditional upon the satisfaction of the Escrow Release Conditions and receipt by the Company of the Escrowed Funds in accordance with the terms of the Subscription Receipt Indenture, the Company shall pay to the Agents a cash fee equal to 6% (3% on the President’s List orders up to a maximum $2 million aggregate gross proceeds from President’s List members) of the gross proceeds realized in respect of the Offering less $25,000 which has already been advanced to Beacon (the “Agents’ Commission”).

(2)	In addition to the Agents’ Commission, the Company shall, at the Closing Time, issue to the Agents that number of compensation options (the “Compensation Options”) that is equal to 6% (3% on the President’s List orders up to a maximum $2 million aggregate gross proceeds from President’s List members) of the aggregate number of Subscription Receipts sold in the Offering. Each Compensation Option will be exercisable to acquire one Wind Share on a post-Consolidation basis (a “Compensation Option Share”) for a period of two years following the issue date at the Offering Price. Upon the Merger, the Compensation Options will be exchanged in accordance with their terms into compensation options of Mira (the “Mira Compensation Option”). Each Mira Compensation Option will be exercisable to acquire, at the Offering Price, one Mira Listed Shares (“Mira Compensation Option Share”) on the same terms as the Compensation Options.

(3)

If the Merger is not completed because of an Alternative Transaction (defined below) which is completed by the Company within ninety (90) days following the termination of this Agreement, the Company shall make a cash payment to the Agents equal to 100% of the Agents’ Commission that the Agents would have received assuming the satisfaction of the Escrow Release Conditions and receipt by the Company of the Escrowed Funds. Any payment hereunder shall be made upon the closing date of the Alternative Transaction. For the purposes hereof, an “Alternative Transaction” means a transaction involving a change of control (as defined herein in this Section 3(3)) of the Company as a result of which the

Company does not proceed with the Merger, including a merger, amalgamation, arrangement, take-over bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or any similar transactions with a public company (other than Mira) or other entity not contemplated in this Agreement.

(4)	For the purposes hereof, “change of control” means the occurrence of any of the following, other than in connection with the Merger, after the date hereof:

(a)	the acquisition by any Person or one or more members of a group of Persons acting jointly or in concert, directly or indirectly, in a single transaction or a series of transactions, of beneficial ownership, voting control or direction over more than 50% of the aggregate voting rights attached to the Wind Shares then outstanding;

(b)	the acquisition by any Person or one or more members of a group of Persons acting jointly or in concert, directly or indirectly, in a single transaction or a series of transactions, of assets representing all or substantially all (on a consolidated basis) of the assets of the Company, taken as a whole;

(c)	the completion of a merger, amalgamation, arrangement, business combination or similar transaction which results in holders of the voting rights attached to the Wind Shares prior to the completion of the Merger holding less than 50% of the voting rights attached to the Wind Shares or other securities of the resulting entity after the completion of the Merger; or

(d)	the election by the Company’s securityholders of a number of persons representing a majority of the board of directors as directors of the Company who are not included in the slate for election as directors proposed to the Company’s securityholders by management.

4. Due Diligence

(1)	Each of the Company and Mira will make available to the Agents, counsel to the Agents and other professional advisors, all documents and information including all corporate and operating records, financial information, financial statements (if any), shareholder records, title and permitting information, technical information, and information about its officers and directors as may be required to permit the Agents to perform such due diligence investigations of the business and affairs of the Company and Mira and their respective subsidiaries and affiliates as the Agents may deem necessary. Each of the Company and Mira confirms that to the best of its knowledge all documents and information that it provides to the Agents will not be misleading and will be accurate in all material respects and acknowledges that the Agents will be entitled to rely on and assume no obligation to verify the accuracy or completeness of such information that it provides.

5. Conditions of Closing

The obligations of the Agents under this Agreement, and of Purchasers under the Subscription Agreements, are subject to the accuracy of the representations and warranties of the Company and Mira contained in this Agreement as of the Closing Time, the performance of the Company and Mira of their obligations under this Agreement and to the satisfaction of each of the following conditions:

(1)	Legal Opinions – the Company. The Agents and the Purchasers receiving at the Closing Time (i) legal opinions addressed to the Agents and the Purchasers, in form and substance acceptable to the Agents and their counsel, acting reasonably, from Fasken Martineau DuMoulin LLP, Canadian counsel to the Company, (ii) legal opinions addressed to the Agents, in form and substance acceptable to the Agents and their counsel, acting reasonably, from Goodwin Procter LLP, United States counsel to the Company, and (iii) legal opinions addressed to the Agents, in form and substance acceptable to the Agents and their counsel, acting reasonably, from general counsel to the Company (each of whom may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to counsel to the Company and counsel to the Agents as to matters governed by the laws of local jurisdictions and on certificates of officers of the Company) to the following effect as of the Closing Time:

(a)	the Company being a validly existing corporation under the laws of the State of Delaware and is in good standing in the State of Delaware;

(b)	as to the authorized and issued share capital of the Company;

(c)	the Company having the requisite corporate power and capacity to carry on its business as presently carried on, to own and operate its assets and, as applicable, to enter into and perform its obligations under this Agreement, the Subscription Agreements, the Subscription Receipt Indenture, and the certificates representing the Subscription Receipts and the Compensation Options, and to carry out the transactions contemplated hereby and thereby, including to create, issue and sell the Subscription Receipts, to create and issue the Wind Shares upon automatic conversion of the Subscription Receipts, to create and issue the Compensation Options, and to issue the Compensation Option Shares upon exercise of the Compensation Options;

(d)	all necessary corporate action having been taken by the Company, as applicable, to authorize the entering into of, and performance by it under, this Agreement, the Subscription Agreements, the Subscription Receipt Indenture, certificates representing the Subscription Receipts and the certificates representing the Compensation Options, and this Agreement, the Subscription Agreements, the Subscription Receipt Indenture, and the certificates representing the Subscription Receipts and the Compensation Options having been duly authorized, executed and delivered by the Company;

(e)	all necessary corporate action having been taken by the Company to authorize the creation, issuance and sale of the Subscription Receipts, the creation and issuance of the Wind Shares upon conversion of the Subscription Receipts, the creation and issuance of the Compensation Options, and the issuance of the Compensation Option Shares upon exercise of the Compensation Options;

(f)	this Agreement, the Subscription Agreements, the Subscription Receipt Indenture, and the certificates representing the Subscription Receipts and the Compensation Options constituting legal, valid and binding obligations of, and are enforceable against, the Company, in accordance with their terms (subject to bankruptcy, insolvency, liquidation, reorganization, moratorium or other Laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and subject to such other standard assumptions and qualifications including the qualification that no opinion need be expressed as to rights to indemnity, contribution and waiver and the ability to sever unenforceable terms);

(g)	the authorization, execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Subscription Agreements, the Subscription Receipt Indenture, the certificates representing the Subscription Receipts and the Compensation Options, and the issuance of the Subscription Receipts, the Wind Shares issuable upon conversion of the Subscription Receipts, the Compensation Options and the Compensation Option Shares issuable upon exercise of the Compensation Options, do not and will not conflict with, or result in any breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the provisions of:

(i)	the constating documents of the Company;

(ii)	any resolution of the directors or the shareholders the Company; and

(iii)	the laws of Delaware;

(h)	the Subscription Receipts having been validly issued by the Company, and upon conversion of the Subscription Receipts in accordance with the terms of the Subscription Receipt Indenture, the Wind Shares will be validly issued and outstanding as fully paid shares of common stock of the Company and the Compensation Options having been validly issued by the Company, and upon exercise of the Compensation Options in accordance with the terms of the certificates representing the Compensation Options, the Compensation Option Shares will be validly issued as fully paid shares of the Company;

(i)	the issuance and sale of the Subscription Receipts in Canada being exempt from the prospectus requirements of applicable Canadian Securities Laws, and the issuance of the Wind Shares in Canada upon the conversion of the Subscription Receipts being exempt from the prospectus requirements of applicable Canadian Securities Laws, if such issuance occurred on the date hereof, and the issuance of the Compensation Options in Canada, if such issuance occurred on the date hereof, being exempt from the prospectus requirements of applicable Canadian Securities Laws, and the issuance of the Compensation Option Shares in Canada upon the exercise of the Compensation Options, if such issuance occurred on the date hereof, being exempt from the prospectus requirements of applicable Canadian Securities Laws, and as to the resale restrictions applicable to all such securities;

(j)	the issuance and sale of the Subscription Receipts, the issuance of the Wind Shares on conversion of the Subscription Receipts and the issuance of the Mira Restricted Voting Shares, in the United States, or to, or for, the account or benefit of a U.S. Person, being exempt from the registration requirements of the U.S. Securities Act, it being understood that such counsel need not express its opinion with respect to any subsequent re-sale of the Subscription Receipts, Wind Shares of Mira Restricted Voting Shares;

(k)	the issuance by Mira of the Listed Mira Shares to the Purchasers in exchange for Wind Shares underlying the Subscription Receipts in accordance with the terms of the Merger Agreement being exempt from the prospectus requirements of applicable Canadian Securities Laws if such issuance occurred on the date hereof;

(l)	the issuance by Mira of the Mira Compensation Options to the Agents in exchange for the Compensation Options in accordance with their terms being exempt from the prospectus requirements of applicable Canadian Securities Laws if such issuance occurred on the date hereof;

(m)	the issuance by Mira of the Mira Compensation Option Shares to the Agents upon the exercise of the Mira Compensation Options in accordance with their terms being exempt from the prospectus requirements of the applicable Canadian Securities Laws if such issuance occurred on the date hereof; and

(n)	the first trade in Canada by the Purchasers and the Agents of the Listed Mira Shares, as applicable, being a distribution unless:

(i)	Mira is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

(ii)	the trade is not a “control distribution” (as defined in National Instrument 45-102 – Resale of Securities)

(iii)	no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of such trade;

(iv)	no extraordinary commission or consideration is paid to a person or company in respect of such trade; and

(v)	if the selling securityholder is an insider or officer of Mira, the selling securityholder has no reasonable grounds to believe that the Company is in default of “securities legislation” (as defined in National Instrument 14-101 - Definitions).

(2)	Canadian Legal Opinion - Mira. The Agents receiving at the Closing Time legal opinions addressed to the Agents, in form and substance acceptable to the Agents and its counsel, acting reasonably, from Wildeboer Dellelce LLP, Canadian counsel to Mira (who may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to counsel to the Agents as to matters governed by the laws of local jurisdictions and on certificates of officers of Mira) to the following effect:

(a)	Mira being a corporation existing under the laws of British Columbia and not having been dissolved;

(b)	as to the authorized and issued share capital of Mira;

(c)	Mira having the requisite corporate power and capacity to carry on its business as presently carried on, to own and operate its assets and to enter into and perform its obligations under this Agreement;

(d)	all necessary corporate action having been taken by Mira to authorize the entering into of this Agreement, this Agreement having been duly authorized, executed and delivered by Mira;

(e)	this Agreement constitutes a legal, valid and binding obligation of, and is enforceable against, Mira in accordance with its terms (subject to bankruptcy, insolvency, liquidation, reorganization, moratorium or other Laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and subject to such other standard assumptions and qualifications including the qualification that no opinion need be expressed as to rights to indemnity, contribution and waiver and the ability to sever unenforceable terms);

(f)	the authorization, execution and delivery by Mira of this Agreement does not and will not conflict with, or result in any breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the provisions of:

(i)	the constating documents of Mira;

(ii)	any resolution of the directors or the shareholders of Mira; and

(iii)	any statute or regulation of Canada or of British Columbia.

(3)	Legal Opinions – Subsidiaries. The Agents receiving at the Closing Time legal opinions addressed to the Agents, in form and substance acceptable to the Agents and its counsel, acting reasonably, from local counsel and the general counsel to the Company in each jurisdiction of incorporation, organization or formation, as the case may be, of the Material Subsidiary, with respect to the following matters:

(i)	the Material Subsidiary is a corporation or other form of entity existing under the laws of the jurisdiction in which it was incorporated, organized, formed, amalgamated or continued, as the case may be, and has all requisite corporate power to carry on its business as now conducted and to own, lease and operate its property and assets; and

(ii)	all of the issued and outstanding shares or other ownership interests or rights of the Material Subsidiary are registered, directly or indirectly, in the name of the Company or a subsidiary of the Company.

(4)	Lock-Ups. Each of the following securityholders of the Company: Allen & Company, Baker Investments LLC, CWE LLC (Century America) and Rockport Capital Partners agreeing to a prohibition on the sale of securities of the Company and Mira by executing and delivering the form of lock-up agreement set forth in Schedule A. In addition, the Company will use its commercially reasonable best efforts to arrange for the remaining securityholders of the Company, to agree to a prohibition on the sale of securities of the Company and Mira by executing and delivering the form of lock-up agreement set forth in Schedule B.

(5)	No Change of Control Payments. Troy Patton acknowledging that there is no entitlement to a change of control payment under his employment agreement in connection with the Merger by executing and delivering the acknowledgment set forth in Schedule C.

(6)	Officer’s Certificates. Each of the Company and Mira delivering to the Agents at the Closing Time a certificate dated the Closing Date addressed to the Agents and signed by the corporate secretary or such other officer of each of the Company and Mira, in a form satisfactory to the Agents and its counsel, acting reasonably, with respect to the constating documents of each of the Company and Mira, all resolutions of each of the Company’s and Mira’s board of directors relating to the Offering, and the incumbency and specimen signatures of signing officers.

(7)	Bring-Down Officer’s Certificate – the Company. The Agents shall have received a certificate, dated as of the Closing Date, signed by the President and Chief Executive Officer and Chief Financial Officer of the Company, or such other officers of the Company as the Agents may agree, certifying for and on behalf of the Company, to the best of their knowledge, information and belief, that:

(i)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company has been issued by any Government Agency and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened by any Government Agency;

(ii)	other than in connection with the Merger, no transaction not in the ordinary course of business has been entered into or is contemplated by the Company which is or would be material to the Company;

(iii)	since the date hereof, no material change relating to the Company on a consolidated basis, except for the Offering, has occurred that has not been disclosed to the Agents;

(iv)	the Company has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

(v)	the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(8)	Bring-Down Officers’ Certificate – Mira. The Agents shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer and President of Mira, certifying for and on behalf of Mira, to the best of their knowledge, information and belief, that:

(i)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of Mira (other than the current trading halt on the TSXV in respect of Mira) has been issued by any Government Agency and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened by any Government Agency;

(ii)	since the date hereof, no material change relating to Mira has occurred for which the requisite material change report has not been filed on a non-confidential basis;

(iii)	Mira has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

(iv)	the representations and warranties of Mira contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement;

(9)	Regulatory Approvals. The Company having obtained all necessary approvals of any regulatory authority required in connection with the Offering prior to the Closing Time.

(10)	Subscription Agreements. The Subscription Agreements and the certificates representing the Subscription Receipts shall have been executed or endorsed, as applicable, and delivered by the parties thereto in form and substance satisfactory to the Company, the Agents and their respective counsel, acting reasonably.

(11)	Subscription Receipt Indenture. The Subscription Receipt Indenture shall have been entered into by the parties thereto, on terms satisfactory to the Agents, acting reasonably.

(12)	Certificates of Status. The Agents shall have received a corporate certificate of status in respect of each of the Company, Mira and the subsidiaries.

(13)	Compensation Options. The Agents shall have received the Compensation Options via definitive certificates representing the Compensation Options in form attached hereto as Schedule D registered as directed by Beacon, on behalf of the Agents.

6. Representations, Warranties and Covenants of the Agents

Each of the Agents hereby severally and not jointly nor jointly and severally represents, warrants and covenants to the Company, as of the date hereof and as of the Closing Time, intending that the same may be relied upon by the Company that:

(a)	it is a valid and subsisting corporation under the law of the jurisdiction in which it was incorporated and has good and sufficient power and authority to enter into this Agreement and complete the transactions under this Agreement on the terms and conditions set forth herein;

(b)	the Agents will use their commercially reasonable best efforts to arrange for Purchasers in Canada, the United States and other jurisdictions;

(c)	the Agents have offered to sell, and will offer and sell, Subscription Receipts only to Persons who are “accredited investors” (as defined under Canadian Securities Laws), or to Persons otherwise exempt from the prospectus and/or registration requirements of Applicable Securities Laws in Canada, the United States and other jurisdictions;

(d)	the Agents and the U.S. Affiliates have complied and will comply, and shall require any investment dealer or broker, other than the Agents or the U.S. Affiliates, with which the Agents or the U.S. Affiliates have a contractual relationship in respect of the sale of the Subscription Receipts (each a “Selling Firm”) to comply, with all Applicable Securities Laws in connection with the offer and sale of the Subscription Receipts, and shall offer the Subscription Receipts for sale to potential Purchasers on a private placement basis directly and through Selling Firms upon the terms and conditions set out in this Agreement, including Schedule H hereto. The Agents and the U.S. Affiliates have offered and will offer, and shall require any Selling Firm to offer, for sale to potential Purchasers on a private placement basis and sell the Subscription Receipts only in those jurisdictions where they may be lawfully offered for sale or sold. The Agents shall use their reasonable commercial efforts to ensure that any Selling Firm appointed pursuant to this Agreement complies with the covenants and obligations of the Agents hereunder;

(e)

the Agents and their representatives (including any Selling Firms) have not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Subscription Receipts in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio, television or otherwise or conducted any seminar or meeting concerning the offer or sale of the Subscription Receipts whose attendees have been invited by any general solicitation or general advertising;

(f)	other than the Presentation and any other documents previously approved by the Company for distribution to prospective Purchasers, including the term sheet in respect of the Offering, the Agents have not and will not: (A) provide prospective Purchasers with any other document; or (B) solicit offers to purchase or sell the Subscription Receipts so as to require the filing of a prospectus or registration statement with respect thereto or the provision of a contractual right of action (as defined in Ontario Securities Commission Rule 14-501) or a statutory right of action under the laws of any jurisdiction, including the United States;

(g)	the Agents will use their commercially reasonable efforts to obtain a duly completed and executed Subscription Agreement and all applicable undertakings and other forms required under Securities Laws for the purchase and sale of the Subscription Receipts from each Purchaser;

(h)	the Agents have not made, and will not make, any representations or warranties about the Company and/or the Subscription Receipts, the Wind Shares or the Mira Listed Shares, except as set out in the Presentation and any other documents previously approved by the Company for distribution to prospective Purchasers;

(i)	it is a broker or dealer properly registered under the Applicable Securities Laws where the nature of its business requires such registration and it is an “accredited investor” as such term is defined under National Instrument 45-106 – Prospectus and Registration Exemptions by virtue of being registered under the applicable Canadian Securities Laws of a jurisdiction of Canada as an advisor or dealer (other than an exempt market dealer);

(j)	it (i) is not a U.S. Person, (ii) did not receive the offer to acquire the Compensation Options in the United States, (iii) did not execute this Agreement and did not and will not receive any such Compensation Options in the United States, and (iv) is not acquiring the Compensation Options for the account or benefit of a U.S. Person or a person in the United States;

(k)	it will be acquiring the Compensation Options as principal for its own account and not for the benefit of any other person; and

(l)	its representations and warranties in this section are true and correct and will remain so as of the Closing Date.

The obligations of the Agents under this Section 6 are several and not joint or joint and several. No Agent will be liable for any act, omission, default or conduct by any other Agent or any Selling Firm appointed by any other Agent.

7. Representations and Warranties of the Company

Except as otherwise disclosed in a Schedule attached hereto and except as contemplated in this Agreement, the Company hereby represents and warrants to the Agents as of the date hereof and as of the Closing Time, intending that the same may be relied upon by the Agents as follows:

(1)	Organization, Standing and Corporate Power.

The Company:

(a)	is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own and operate its assets and to conduct its business as currently owned and conducted, except (other than with respect to the organization and existence) as would not, individually or in the aggregate, reasonably be expected to have an effect that would be Materially Adverse;

(b)	is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable law) in each jurisdiction in which the nature of its business or the ownership or leasing of its property and assets makes such qualification or licensing necessary, except for failures to be duly qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have an effect that would be Materially Adverse;

(c)	has made available for review by the Agents complete and correct copies of its constating documents, together with amendments (if any) up to the date of this Agreement; and

(d)	is not in violation of any provision of its constating documents.

(2)	The Subsidiaries.

(a)	The Subsidiaries are the only subsidiaries of the Company.

(b)	The Material Subsidiary is the only material subsidiary of the Company.

(c)	All of the outstanding shares in the capital of the Subsidiaries have been validly issued and are fully paid and non-assessable and are directly or indirectly owned by the Company free and clear of all Liens and no person has any option or right to acquire any of them.

(d)	Except for the shares of the Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(3)	Share Capital and Convertible Securities.

(a)	The authorized capital stock of the Company and the issued and outstanding capital stock of the Company on a pre-Consolidation basis, as at the date hereof is as follows:

Class	Authorized Shares	Issued and Outstanding
Wind Shares	44,000,000	20,000,075
Series X Preferred Shares (Series X-1 and Series X-2)	6,000,000 (3,000,000 Series X-1 and 3,000,000 Series X-2)	nil

(b)	The authorized capital stock of the Company and the issued and outstanding capital stock of the Company following the Consolidation and the conversion of the Convertible Notes and Subscription Receipts to Wind Shares (assuming no further conversion of convertible securities) but immediately prior to the closing of the Merger will be as follows:

Class	Authorized Shares	Issued and Outstanding
Wind Shares	44,000,000	16,224,942
Series X Preferred Shares (Series X-1 and Series X-2)	6,000,000 (3,000,000 Series X-1 and 3,000,000 Series X-2)	nil

(c)	Except for the Convertible Notes, neither the Company or any of its Subsidiaries have any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders are entitled to vote.

(d)	As at the date hereof, the number of options of the Company exercisable for an equal number of Wind Shares on a pre-Consolidation basis and the terms thereof are as follows:

Number of Options	Exercise Price	Expiration Date
2,838,118	US$1.02 - $62.69	2015 – 2021

(e)	The number of options of the Company exercisable for an equal number of Wind Shares and the terms thereof following the Consolidation but immediately prior to the closing of the Merger will be as follows:

Number of Options	Exercise Price	Expiration Date
1,821,988	US$1.59 - $97.65	2015 – 2021

(f)	Other than pursuant to the Convertible Notes and the above noted options, neither the Company or any of its Subsidiaries has an outstanding contractual obligation or other requirement to:

(i)	repurchase, redeem or otherwise acquire or issue any shares or securities of the Company or any of its Subsidiaries; or

(ii)	provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person (other than to a service provider of the Company or any of its Subsidiaries, for services rendered to any of such entities).

(g)	Neither the Company or any of its respective Subsidiaries have any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon their book value, income or any other attribute.

(4)	Authority; Non-Contravention.

(a)	The Company has the requisite corporate power and capacity to enter into and perform its obligations under this Agreement, the Subscription Agreements, the Subscription Receipt Indenture and the certificates representing the Subscription Receipts and Compensation Options, and to carry out the transactions contemplated hereby, including to create, issue and sell the Subscription Receipts, to issue the Wind Shares upon conversion of the Subscription Receipts, to create and issue the Compensation Options, and to create and issue the Compensation Option Shares upon exercise of the Compensation Options. Prior to the Company entering into the Merger Agreement, the Company will have the requisite corporate power and capacity to enter into and perform its obligations under the Merger Agreement.

(b)	The Company has taken all necessary corporate action to authorize the entering into of, and performance by it under, this Agreement, the Subscription Agreements, the Subscription Receipt Indenture, the certificates representing the Subscription Receipts and the Compensation Options, and such documents have been duly authorized, executed and delivered by the Company. Prior to the Company entering into the Merger Agreement, the Company will have taken all necessary corporate action to authorize the entering into of, and performance by it of its obligations under, the Merger Agreement.

(c)	The Company has taken all necessary corporate action to authorize the creation, issuance and sale of the Subscription Receipts, and the issuance of the Wind Shares issuable upon conversion of the Subscription Receipts, the creation and issuance of the Compensation Options, and the issuance of the Compensation Option Shares issuable upon exercise of the Compensation Options.

(d)	This Agreement, the Subscription Agreements and the Subscription Receipt Indenture, the certificates representing the Subscription Receipts and the Compensation Options, when executed and delivered by the Company and the other parties thereto, and prior to the Release Event, the Merger Agreement will constitute legal, valid and binding obligations of, and will be enforceable against, the Company, in accordance with their respective terms (subject to bankruptcy, insolvency, liquidation, reorganization, moratorium or other Laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and subject to such other standard assumptions and qualifications including the qualification that no opinion need be expressed as to rights to indemnity, contribution and waiver and the ability to sever unenforceable terms).

(e)	The authorization, execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Subscription Agreements, the Subscription Receipt Indenture, the certificates representing the Compensation Options and the issue of the Subscription Receipts, the Wind Shares, the Compensation Options and the Compensation Option Shares, do not and will not, conflict with, or result in any breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the provisions of:

(i)	the constating documents of the Company;

(ii)	any resolution of the directors or the shareholders of the Company;

(iii)	any contracts of the Company or the Subsidiaries; or

(iv)	any Law applicable to the Company or the Subsidiaries or their respective property and assets,

except for breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have an effect that would be Materially Adverse.

(f)	The Subscription Receipts have been validly authorized by the Company, and upon the Company receiving payment of the Offering Price, the Subscription Receipts will be validly issued, and upon conversion of the Subscription Receipts in accordance with the terms of the Subscription Receipt Indenture, the Wind Shares will be validly issued and outstanding as fully paid and non-assessable shares of common stock of the Company and the Compensation Options will be validly issued by the Company, and upon exercise of the Compensation Options in accordance with the certificates representing the Compensation Options and upon the Company receiving payment therefor, the Compensation Option Shares will be validly issued and outstanding as fully paid and non-assessable shares of common stock of the Company.

(g)	All necessary regulatory consents for the Offering have been obtained by the Company.

(5)	Filings. All filings and fees required to be made and paid by the Company pursuant to Applicable Securities Laws and general corporate law have been made and paid in accordance with applicable Laws, except for such failure to file or to pay that would not reasonably be expected to have an effect that would be Materially Adverse.

(6)	Use of Proceeds. The Company shall use the proceeds from the Offering as set out in the term sheet attached to the Subscription Agreements; provided that, although the Company intends to use the proceeds as set out in the term sheet, there may be circumstances where, for sound business reasons, a reallocation may be necessary or desirable.

(7)	Intellectual Property.

(a)	Schedule E-1 includes complete and accurate particulars of all registrations and applications for registration of the Intellectual Property, including domain names and internet addresses, owned by or licensed to the Company or the Subsidiaries or used by the Company and the Subsidiaries in carrying on the business of the Company and the Subsidiaries. All of the Company’s owned Intellectual Property which has been registered or applied for is valid and has been properly maintained and renewed by the Company in accordance with all applicable Laws and the Company’s business objectives; the Company or the Subsidiaries own and possess all right, title and interest in and to, or has a valid, enforceable, and transferable license to use all Intellectual Property used by the Company or the Subsidiaries in, and necessary for, the conduct of the Company’s or the Subsidiaries’ business, as now conducted and currently proposed to be conducted, free and clear of all encumbrances, except where such failure to own or possess the valid right to use such Intellectual Property would not, individually or in the aggregate, be Materially Adverse to the Company or the Subsidiaries, taken as a whole. To the knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation by third parties of any of the Company’s or the Subsidiaries’ Intellectual Property and there are no legal or governmental actions, suits, proceedings or claims pending or, to the knowledge of the Company, threatened, against the Company or the Subsidiaries (i) challenging the Company’s or the Subsidiaries’ right in or to any Intellectual Property; (ii) challenging the validity or scope of any Intellectual Property owned by the Company or the Subsidiaries; or (iii) alleging that the operation of the Company’s or the Subsidiaries’ business as now conducted infringes or otherwise violates any Intellectual Property right, or other proprietary right(s) of a third party and which infringement, invalidity, inadequacy or violation would, individually or in the aggregate, be Materially Adverse to the Company and the Subsidiaries, taken as a whole, and the Company is unaware of any facts which would form a valid basis for any such claim. Neither the Company nor any of the Subsidiaries have brought or threatened any action, suit or proceeding for unauthorized use, disclosure, infringement or misappropriation of such Intellectual Property or breach of any license or agreement involving such Intellectual Property against any third party, which in either case, would, individually or in the aggregate, be Materially Adverse to the Company and the Subsidiaries, taken as a whole.

(b)	To the knowledge of the Company, the Intellectual Property and domain names and internet addresses owned by or otherwise licensed to the Company or the Subsidiaries or which the Company or the Subsidiaries otherwise have the right to use as set out on Schedule E-1 constitutes all Intellectual Property, domain names and internet addresses necessary for the conduct of the business of the Company and the Subsidiaries as presently conducted.

(c)	The Company’s products being used by third parties carry appropriate copyright and trade-mark notices indicating copyright and trade-mark ownership by the Company or one of the Subsidiaries, including those being used in connection with any licensing agreement entered into by the Company.

(d)	The Company has entered into agreements: (i) that protect the Company’s confidential information (including Intellectual Property), including but not limited to, where the Company has entered into licensing agreements for the use of its Intellectual Property, or where it has otherwise engaged in discussions with third parties pursuant to which material, sensitive Company information may be disclosed; and (ii) that require assignment to the Company of all Intellectual Property developed as a result of work being performed by a third party on behalf of the Company in the instances where the Company has engaged a third party with respect to the creation of software or other material services relating to Company products or other important Company materials.

(e)	All of the Company’s present and, to the knowledge of the Company, past employees and any applicable independent contractors have signed an agreement transferring all Intellectual Property rights and waiving all applicable moral rights in and to all Intellectual Property created during the course of their employment to the Company.

(8)	Environmental Matters.

(a)	To the knowledge of the Company, the Company and the Subsidiaries are and have been in material compliance with all applicable Environmental Laws, except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to be Materially Adverse.

(b)	The Company has not received inquiry from or notice of a pending investigation from any Government Agency or of any administrative or judicial proceeding concerning the violation of any applicable Laws or any Environmental Liabilities.

(9)	Financial Statements.

(a)	The audited financial statements of the Company for the years ended December 31, 2012 and 2011 and the unaudited condensed interim financial statements for the nine month periods ended September 30, 2013 and 2012 (the “Financial Statements”) copies of which are set forth in Schedule F attached hereto:

(i)	present fairly, in all material respects, the financial position of the Company and the income statement, cash flows and changes in financial information of the Company for the periods specified in the Financial Statements;

(ii)	do not contain any untrue statement of a material fact or omit to state a material fact required to be stated under GAAP or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the Financial Statements; and

(iii)	have been prepared in accordance with GAAP.

(10)	Undisclosed Liabilities. Other than as disclosed in the Financial Statements or the Filing Statement, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, are Materially Adverse.

(11)	Absence of Certain Changes or Events. Other than the transactions contemplated herein and the Merger, and other than as contemplated by the Merger Agreement or disclosed in the Financial Statements or the Filing Statement, since December 31, 2013 the Company and the Subsidiaries have conducted their business only in the ordinary course and:

(a)	there has not been any event, change, effect or development (including any decision to implement such a change made by the board of directors of the Company or the Subsidiaries in respect of which senior management believes that confirmation of the board of directors is probable), which, individually or in the aggregate, is Materially Adverse;

(b)	there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of their shares of common stock of the Company;

(c)	neither the Company nor Subsidiaries have engaged in any action other than in the ordinary course which, if performed after the date of this Agreement, would violate this Section 7; and

(d)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is Materially Adverse has been incurred other than in the ordinary course of business consistent with past practice.

(12)	Disclosure.

(a)	The Company has not failed to disclose to the Agents in writing or otherwise any information known to the Company regarding any event or circumstance or any action taken or failed to be taken that is Materially Adverse.

(b)	Except for forward-looking statements (including but not limited to financial and business forecasts or projections) and subject to the risk factors identified in the Presentation, the Presentation did not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(13)	Taxes. All Taxes due and payable or required to be collected or withheld and remitted, by the Company and the Subsidiaries have been paid, collected or withheld and remitted, as applicable, except where the failure to pay such Taxes is not Materially Adverse.

(14)	Compliance.

(a)	Except for any conflicts, defaults or violations that are not, individually or in the aggregate (taking into account the impact of any cross-defaults), Materially Adverse, each of the Company and the Subsidiaries has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of:

(i)	its constating documents; or

(ii)	any Law or Permit applicable to it, its business or operations or by which any of its property and assets is bound or affected.

(b)	As of the Closing Date, each of the Company and the Subsidiaries has or will have complied with each of its covenants and obligations under this Agreement.

(15)	Pre-Emptive Rights. No holder of outstanding securities of the Company is entitled to any pre-emptive or any similar rights to subscribe for Subscription Receipts and as of the closing of the Merger, no holder of outstanding securities of the Company will be entitled to any pre-emptive or any similar rights to subscribe for securities of the Company.

(16)	Change in Law. Except as described in Schedule E-2, neither the Company nor the Subsidiaries are aware of any pending change to any applicable Law that could reasonably be expected to have an effect that would be Materially Adverse.

(17)	Employment Matters.

(a)	Neither the Company nor the Subsidiaries had or has any collective bargaining agreements with respect to its Employees. There is no labour strike, dispute or stoppage pending or, to the knowledge of the Company after due inquiry, threatened against the Company or the Subsidiaries, and neither the Company nor the Subsidiaries has experienced any labour strike, dispute, slowdown or stoppage or other labour difficulty involving its Employees.

(b)	Neither the Company nor the Subsidiaries are subject to any litigation (actual or, to the knowledge of the Company, threatened) relating to employment or termination of employment of its Employees, other than those claims or litigation that are not, individually or in the aggregate, Materially Adverse.

(c)	The Company and the Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations, except where failure to do so would not reasonably be expected to have an effect that would be Materially Adverse, and there are no current, pending or, to the knowledge of the Company or the Subsidiaries, threatened proceedings before any Government Agency with respect thereto.

(d)	No current or former employee, officer or director or the Company or the Subsidiaries is entitled to a severance, termination or other similar payment as a result of the Merger.

(e)	No Person would be entitled: (i) to a payment under a Contract with the Company or the Subsidiaries as a result of the Merger or the Offering; or (ii) to terminate a Contract with the Company or the Subsidiaries, as a result of the Merger.

(18)	Books and Records. The corporate minute books of the Company and the Subsidiaries contain minutes of all meetings and resolutions of the directors and shareholders held, and full access thereto has been provided to the Agents and their counsel.

(19)	Non-Arm’s Length Transactions. Other than employment agreements or other agreements pursuant to which employees may receive compensation between the Company and its employees, and other than as disclosed in the Financial Statements or the Filing Statement, there are no Contracts or other transactions currently in place between the Company or the Subsidiaries and (i) any officer or director of the Company or the Subsidiaries; (ii) any holder of the Company’s common stock or other securities of the Company; or (iii) any associate of the foregoing.

(20)	Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries that, individually or in the aggregate has, or that would reasonably be expected to have, an effect that is Materially Adverse or that would reasonably be expected to delay or prevent the Offering, and there is no judgment, decree, injunction, rule or order of any Government Agency or arbitrator outstanding against the Company or the Subsidiaries that is Materially Adverse or that would reasonably be expected to prevent or delay the Offering.

(21)	No Other Commissions. Other than the Agents, there are no persons acting or purporting to act at the request or on behalf of the Company that are entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

(22)	No Unlawful Payments. No payments or inducements were made or given, directly or indirectly, to any officials (foreign or domestic) by the Company or the Subsidiaries, or by any of their officers, directors or employees, or any associates of any of the foregoing or, to the knowledge of the Company, their agents or any of their associates, in connection with any opportunity, agreement, licence, permit, certificate, consent, order, approval, waiver or other authorization related to the business of the Company or the Subsidiaries, except for such payments or inducements that were lawful under the laws, rules and regulations of the country in which they were made. Neither the Company nor any of the Subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, or made any other unlawful payment.

(23)	Status under United States Tax Laws. It is ‘more likely than not’ that the Company should not be, and should not be considered to have been a United States real property holding company under applicable United States tax laws during the period beginning with its incorporation through December 31, 2013. The Company is not aware of any changes since December 31, 2013 that would cause the Company to be considered a United States real property holding company under applicable United States tax laws as of the date hereof.

(24)	United States Tax Consequences to U.S. Purchasers. The Qualifying Transaction (including, without limitation, the Merger and Second Merger) and the Consolidation shall not cause a U.S. Purchaser to recognize any gain for U.S. federal income tax purposes.

(25)	Investment Company. The Company is not, and as a result of the sale of the Subscription Receipts, it will not be, an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(26)	Contracts.

(a)	Other than as disclosed in Schedule G, the Company and its Subsidiaries do not have any additional material Contract as of the date hereof other than those entered in the ordinary course of business.

(b)	To the knowledge of the Company, any and all material Contracts of the Company and its Subsidiaries are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, the Company and its Subsidiaries are not in default of any of the provisions of any such Contracts, except for any defaults that are not, individually or in the aggregate, reasonably be expected to have an effect that would be Materially Adverse, nor has any such default been alleged, and the Company is not aware of any material disputes with respect thereto.

(c)	Other than as disclosed in Schedule G, the Company and its Subsidiaries do not have any additional debt instrument or any agreement, Contract or commitment to create, assume or issue any debt instrument.

(d)	The Company is not a party to or bound or affected by any commitment, agreement or document which would prohibit or restrict the Company from entering into the Merger Agreement or completing the Merger.

(e)	Other than as disclosed in Schedule I, no Person has any right to cause the Company to effect the registration under the U.S. Securities Act of any securities of the Company or any of the Subsidiaries.

(27)	Insurance.

(a)	The insurance maintained by the Company and the Subsidiaries is customary of any company engaged in the business carried on by the Company and Subsidiaries and such insurance adequately covers all material risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company and the Subsidiaries, and the Company and the Subsidiaries are not in material default under the terms of any such policy.

(b)	There is no claim outstanding under any insurance policy of the Company or any Subsidiary as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and there has been no notice of cancellation or termination of, or premium increase with respect to, any such policy.

(c)	The Company and the Subsidiaries have paid all premiums due under their insurance policies and none of the Company or any Subsidiary is in default in any material respect under the terms of any of their insurance policies.

(28)

Anti-Bribery Laws. Neither the Company nor the Subsidiaries nor to the knowledge of the Company, any director, officer, employee, consultant, representative or agent of the foregoing, has (i) violated any anti-bribery or anti-corruption laws applicable to the Company and the Subsidiaries, including but not limited to the U.S. Foreign Corrupt Practices Act and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Government Agency; or assisting any representative of the Company or the Subsidiaries in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither the Company nor the Subsidiaries nor to the knowledge of the Company, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded the Company, a Subsidiary or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Government Agency responsible for enforcing anti-bribery or anti-corruption laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such laws, or received any notice, request, or citation from any person alleging non-compliance with any such laws.

(29)	Investors’ Rights Agreement. On or before the Closing Time the right of first refusal in the Investors’ Rights Agreement will be terminated and will be of no further effect.

(30)	Convertible Notes. The Company represents that the Offering will constitute a “qualified financing” under the terms of the Convertible Notes (as defined below) and that upon satisfaction of the Escrow Release Conditions and release of the Escrowed Funds, the senior secured convertible promissory notes, an aggregate principal amount of US$4,525,193 of which were issued on March 29, 2013, an additional aggregate principal amount of US$2,000,000 of which were issued on August 30, 2013, and an additional aggregate principal amount of US$5,250,323 of which were issued on September 16, 2013 plus accrued interest on all of the foregoing to the date of conversion (together, the “Convertible Notes”) will convert in accordance with their terms into Wind Shares.

8. Representations and Warranties of Mira

Mira hereby represents and warrants to the Agents as of the date hereof and as of the Closing Time, intending that the same may be relied upon by the Agents as follows:

(1)	Organization, Standing and Corporate Power.

Mira:

(a)	is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own and operate its assets and conduct its business as currently owned and conducted, except (other than with respect to the organization and existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (Mira);

(b)	is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable law) in each jurisdiction in which the nature of its business or the ownership or leasing of its property and assets makes such qualification or licensing necessary, except for failures to be duly qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (Mira);

(c)	has made available for review by the Agents complete and correct copies of its constating documents, together with amendments (if any) up to the date of this Agreement; and

(d)	is not in violation of any provision of its constating documents.

(2)	Subsidiaries. Mira has no subsidiaries, nor any interest in any body corporate, partnership, joint ventures or other entity or Person and Mira is not a party to any agreement, option or commitment to acquire any shares or securities of anybody corporate, partnership, trust, joint venture or other entity or Person (other than as contemplated for the Qualifying Transaction, including the incorporation of Mira Subco post-Closing).

(3)	Authority; Non-Contravention.

(a)	This Agreement has been duly authorized, executed and delivered by Mira.

(b)	Mira has all necessary corporate power, capacity and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and as contemplated hereby and thereby and, subject to the approval of all applicable Government Agencies and the requisite director and shareholder approval and, to undertake the Merger, and this Agreement constitutes a valid and binding obligation of Mira enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunctions are in the discretion of the court from which they are sought;

(c)	The entering into and the performance by Mira of the transactions contemplated in this Agreement:

(i)	do not require any consent, approval, authorization or order of any court or Government Agency, except that which may be required under Applicable Securities Laws or the rules or policies of the TSX or TSXV;

(ii)	will not contravene any statute or regulation of any Government Agency which is binding on Mira; and

(iii)	other than obtaining all applicable approvals of directors, shareholders or applicable Government Agencies and effecting such approvals, will not result in the breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Constating Documents, by-laws or resolutions of Mira or any mortgage, note, indenture, contract, instrument, lease or other document to which Mira is a party, or any judgment, decree or order or any term or provision thereof.

(4)	Capital.

(a)	The authorized share capital of Mira consists of an unlimited number of common shares without nominal or par value, of which 12,500,000 common shares are issued and outstanding as fully paid and non-assessable shares in the capital of Mira.

(b)	Mira is not a party to any agreement nor to Mira’s knowledge is there any agreement, which in any manner affects the voting control of any of the securities of Mira.

(5)	Options. No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option or right or privilege, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of Mira or for the issue of any other securities of any nature or kind of Mira except for the 1,250,000 options to purchase an equal number of common shares of Mira granted to directors and officers of Mira and the 250,000 options to purchase an equal number of common shares of Mira granted to certain agents in connection with Mira’s initial public offering.

(6)	Reporting Issuer. Mira is a “reporting issuer” within the meaning of the Securities Act (British Columbia) and the Securities Act (Alberta), is in material compliance with its obligations as a reporting issuer, and none of the British Columbia Securities Commission, the Alberta Securities Commission nor the TSXV has issued any order preventing the Merger or the trading of any securities of Mira (other than the current trading halt on the TSXV).

(7)	TSXV.

(a)	Mira is in material compliance with all policies and requirements of the TSXV, including without limitation Policy 2.4 of the TSXV, and has not carried on any business or activities except as permitted thereby.

(b)	Mira does not own or have any interest in any asset or property of any kind whatsoever, other than cash or deposits with financial institutions, and Mira does not have an Agreement in Principle (as “Agreement in Principle” is defined in the CPC Policy), other than the letter of intent between the Company and Mira dated January 15, 2014 (as amended).

(c)	Mira has undertaken no business since the date of its incorporation, except as permitted by the CPC Policy.

(d)	Mira has not made and will not make any payments which are prohibited by the CPC Policy (except as may be permitted by the TSXV).

(e)	the common shares of Mira are traded on the TSXV under the trading symbol “MRQ.P” but trading has been halted since January 16, 2014 pending closing of the Merger.

(8)

Litigation. There is no suit, action or proceeding pending or, to the knowledge of Mira, threatened against Mira that, individually or in the aggregate has, or that would reasonably be expected to have, a Material Adverse Effect (Mira) or that could delay or prevent the transactions contemplated by this Agreement, and there is no judgment, decree, injunction, rule or order of any Government Agency or arbitrator outstanding against Mira that has resulted in a Material Adverse Effect (Mira) or that could prevent or delay the transactions contemplated by this Agreement.

(9)	Bankruptcy, Insolvency. No bankruptcy, insolvency or receivership proceedings have been instituted by Mira or, to the knowledge of Mira, are pending against Mira;

(10)	Contracts.

(a)	Other than as publicly disclosed, Mira has not entered into any material Contract as of the date hereof.

(b)	To the knowledge of Mira, any and all material Contracts of Mira are valid and subsisting Contracts in full force and effect, enforceable in accordance with their respective terms, Mira is not in default of any of the material provisions of any such Contracts including without limitation failure to fulfil any payment or work obligation thereunder nor has any such default been alleged, Mira is not aware of any material disputes with respect thereto.

(c)	Mira is not bound by or a party to any employment Contracts.

(d)	Mira is not a party to any debt instrument or any agreement, Contract or commitment to create, assume or issue any debt instrument.

(e)	Except to the extent that Mira must comply with the policies of the TSXV and applicable Laws, Mira is not a party to or bound or affected by any commitment, agreement or document which would prohibit or restrict Mira from entering into the Merger Agreement or completing the Merger.

(11)	Non-Arm’s Length. Except as disclosed in the Mira Financial Statements, Mira has not engaged in any transaction with any non-arm’s length Person;

(12)	Taxes.

(a)

As of the date of this Agreement, if required, Mira has duly and in a timely manner filed all Tax returns and reports required by Laws to have been filed by it (except for such Tax returns and reports with respect to which the failure to timely file would not have a Material Adverse Effect (Mira)), has duly reported all income and other amounts required to be reported and has paid all Taxes to the extent that such Taxes have been assessed by the relevant taxation authority. To the extent required, Mira has duly and in a timely manner paid, deducted, withheld, collected and remitted all Taxes required to be paid, deducted, withheld, collected and remitted by it and has made full provision, in accordance with Canadian GAAP, for (including properly accruing and reflecting on its books and records) all Taxes that are not yet due, that relate to periods (or portions thereof) ending prior to the date of this Agreement. The Mira Financial Statements contain adequate provision for all Taxes, assessments and levies imposed on Mira, or their property or rights, arising out of operations on or before the date of the balance sheet set forth in the Mira Financial Statements in accordance with Canadian GAAP, regardless of whether such amounts are payable before or after the Effective Date. No deficiency in payment of any Taxes for any period has been asserted by any Government Agency and remains unsettled at the date hereof. There are no actions, suits, examinations, proceedings, investigations, audits or claims now pending or threatened or, to the knowledge of Mira, contemplated against Mira in respect of any Taxes and there are no matters under discussion with any Government Agency relating to any Taxes.

(b)	Mira is a “taxable Canadian corporation” within the meaning of the Income Tax Act (Canada).

(13)	No Other Commissions. There is no Person, firm or company acting or purporting to act at the request of Mira who is entitled to any brokerage or finder’s fee in connection with the Offering, the Merger or this Agreement.

(14)	Dividends. Since the date of its incorporation, Mira has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on Mira Shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any Mira Shares or securities or agreed to do any of the foregoing;

(15)	Corporate Records. The corporate records and minute books of Mira provided for review by counsel to the Agents contain, in all material respects, complete and accurate minutes of all meetings of the directors and shareholders since its date of incorporation, together with the full text of all resolutions of directors and shareholders passed in lieu of such meetings, duly signed.

(16)	Non-Arm’s Length Parties. To the best of Mira’s knowledge, none of the Non-Arm’s Length Parties to Mira (as defined for the purposes of the rules of the TSXV) have any direct or indirect interest in the Company’s assets or the Company or any other relationship which would result in the Merger requiring approval of Mira’s shareholders under the rules of the TSXV.

(17)	Filings.

(a)	Mira is current in the filing of all public disclosure documents required to be filed by Mira under applicable Laws and stock exchange rules, there are no filings that have been made on a confidential basis and all of such filings comply with the requirements of all applicable Laws.

(b)	No portion of the public disclosure documents filed by Mira under applicable securities Laws and stock exchange rules contained a misrepresentation (as such term is defined in the Securities Act (British Columbia)) as at its date of public dissemination.

9. Covenants of the Company and Mira

(1)	Each of the Company and Mira severally and not jointly nor jointly and severally covenants with the Agents that:

(a)	it will use its commercially reasonable efforts to fulfil all legal requirements to permit the creation, issuance, offering and sale of the Subscription Receipts and the Compensation Options and, subsequently, the Wind Shares and the Mira Compensation Options, as contemplated in this Agreement (including, without limitation, filing or causing to be filed all forms and in accordance with the Subscription Receipt Indenture or undertakings required in connection with the Offering pursuant to Applicable Securities Laws so that the distribution of the Subscription Receipts and Compensation Options may be conducted without a prospectus, registration statement or offering memorandum in the Jurisdictions and the United States), and duly, punctually and faithfully perform all of the obligations to be performed by it under Subscription Agreements, provided that, in the case of Mira, the Agents acknowledge that these matters are subject to the approval by the shareholders of Mira;

(b)	if, from the date hereof to the earlier of the Release Event and the Release Deadline, it receives notice of or discovers any material change (actual, anticipated, contemplated or threatened) or such a material change shall occur, or if any new fact is discovered or occurs, which in both cases it believes may be material to the business and affairs of the Company (including with respect to the Merger), the Company will promptly notify the Agents and their counsel in writing of the full particulars thereof;

(c)	it will, in good faith, discuss with the Agents any change, event or fact which is of such a nature that there may be reasonable doubt as to whether notice should be given to the Agents under Section 9(1)(b) of this Agreement;

(d)	until the earlier of the Release Event and the Release Deadline it will provide the Agents and their counsel with the opportunity to review and comment on any press release of the Company or Mira relating to the Merger or the Offering prior to release;

(e)	it will use commercially reasonable efforts to assist the Purchasers of the Subscription Receipts who are Eligible Holders to complete any desired tax election (the “Tax Election”) pursuant to subsection 85(1) or subsection 85(2) of the Income Tax Act (Canada) (and any similar provision of any provincial tax legislation) in connection with the receipt of the Mira Listed Shares pursuant to the Qualifying Transaction, if applicable, and that it will contact each applicable Eligible Holder at the address indicated on the face page of the Subscription Agreement within a reasonable time following the completion of the Qualifying Transaction in this respect; and

(f)	it will use commercially reasonable efforts to provide to Eligible Holders a Tax Election package providing detailed instructions on how to complete the Tax Election forms and such Tax Election package will be available on its website immediately following the completion of the Qualifying Transaction.

(2)	Each of the Company and Mira covenants with the Agents that it will not, directly or indirectly, without the prior written consent of the Agents, such consent not to be unreasonably withheld: (a) issue, offer, sell, contract to sell, secure, pledge, grant any option, right or warrant to purchase or otherwise lend, transfer or dispose of (or announce any intention to do so) any equity securities of the Company and Mira or any securities convertible into, or exchangeable or exercisable for, equity securities of the Company or Mira, as applicable; or (b) make any short sale, engage in any hedging transactions, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of securities of the Company and Mira, whether any such transaction described in this Section 9(2) is to be settled by delivery of shares of common stock of the Company or common shares or Mira, as applicable, other securities, cash or otherwise, for a period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and one hundred and twenty (120) days from the date hereof, except securities issued: (i) in connection with options and shares issued upon their exercise pursuant to the Company’s or Mira’s stock option plan in effect on the date hereof; (ii) pursuant to the exercise of convertible securities, including convertible debt, options or warrants outstanding at the date hereof; or (iii) pursuant to the issuance of securities in connection with the purchase price, or a portion thereof, for an acquisition; or (iv) pursuant to the Offering.

10. Closing

(1)	At the Closing Time, the Agents will deliver the gross proceeds of the Offering less the Agents’ expenses in accordance with the Subscription Receipt Indenture.

(2)	The gross proceeds from the Offering less the expenses of the Agents payable at the Closing Time (the “Escrowed Proceeds”) shall be deposited into escrow with a third party escrow agent (the “Subscription Receipt Agent”) pursuant to an agreement between the Company, the Agents and the Subscription Receipt Agent (the “Subscription Receipt Indenture”). The Escrowed Proceeds shall be invested in an interest-bearing account with a Schedule I Canadian bank and subject to the policies of the Subscription Receipt Agent. The Escrowed Funds shall be released from escrow to the Company and the Agents in accordance with the Subscription Receipt Indenture, and the Subscription Receipts shall be automatically converted into Wind Shares upon the occurrence of the Escrow Release Conditions.

(3)	At the Closing Time, subject to the terms and conditions contained in this Agreement, the Company shall deliver to the Agents the Subscription Receipts via definitive certificate(s) representing the Subscription Receipts and the Compensation Options, in each case registered as directed by Beacon, on behalf of the Agents.

11. Post-Closing Covenants

(1)	The Company covenants that following the Closing Date:

(a)	it shall use commercially reasonable efforts to cause that the Escrow Release Conditions are satisfied prior to the Release Deadline;

(b)	it shall negotiate in good faith the terms of and enter into the Merger Agreement and it shall use commercially reasonable efforts to complete the Merger as soon as possible following the Closing Date;

(c)	it shall not amend or terminate the Subscription Receipt Indenture, without the consent of the Agents;

(2)	Mira covenants that following the Closing Date:

(a)	it shall negotiate in good faith the terms of and enter into the Merger Agreement and it shall use commercially reasonable efforts to complete the Merger as soon as possible following the Closing Date;

(b)	it shall use commercially reasonable efforts to cause Mira to have the Mira Listed Shares listed for trading on the TSX or TSXV; and

(c)	it shall use commercially reasonable efforts to take all necessary steps to propose resolutions to its shareholders in accordance with applicable Laws to and use its commercially reasonable efforts to effect after receiving shareholder approval: (i) amend its articles to (a) create the Mira Restricted Voting Shares; (b) change its name to “Northern Power Systems Corp.” or such other similar name that may be agreed upon by Mira and the Company; and (c) consolidate its outstanding common shares on the basis of one post-consolidation common share for every 30 to 40 pre-consolidation common shares, with the final consolidation ratio to be set by Mira’s board of directors within the range approved by shareholders.

(3)	Upon completion of the Merger in accordance with the terms described in the Filing Statement, and assuming the accuracy of the representations and warranties made to the Company by various parties in connection with the Qualifying Transaction and the Offering, Mira shall be a “foreign private issuer” as defined in Rule 3b-4 promulgated under the United States Securities Exchange Act, as amended.

(4)	For greater certainty, the obligations set forth in this Section 11 above shall survive the completion of the Offering. Any failure to comply with the obligations set forth in this Section 11 above to be complied with prior to the Release Event shall, unless waived in writing by the Agents, be deemed to be a material breach of the covenants of the Company under this Agreement for the purposes of the Escrow Release Conditions.

12. Termination Rights

(1)	Due Diligence Out. In the event that the due diligence investigations performed by the Agents or the Agents’ representatives reveal any material information or fact, which, in the sole opinion of the Agents or any of them, acting reasonably, is Materially Adverse, or materially adversely affects the price or value of the Subscription Receipts, any Agent, or all of them, shall be entitled, at their sole option, acting reasonably, and in accordance with Section 12(8) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers under the Subscription Agreements, if any) by written notice to that effect given to the Company prior to the Closing Time.

(2)	Litigation. If any inquiry, action, suit, investigation or proceeding, whether formal or informal (including matters of regulatory transgression or unlawful conduct), is commenced, announced or threatened in relation to the Company, Mira or a subsidiary of the Company or Mira, or any of their respective officers, directors or shareholders, each of the Agents, or all of them, shall be entitled, at their sole option, acting reasonably, and in accordance with Section 12(8) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers under the Subscription Agreements, if any) by written notice to that effect given to the Company prior to the Closing Time, provided that such inquiry, action, suit, investigation or proceeding, in the sole opinion of any Agent, or all of them, acting reasonably, would, if determined in a manner adverse to the Company or a Subsidiary of the Company, be Materially Adverse or materially adversely affect the price or value of the Subscription Receipts.

(3)	Disaster Out. If there should develop, occur or come into effect or existence any event, action, state, condition (including without limitation, terrorism or accident) or major financial occurrence of national or international consequence or any law or regulation which in the sole opinion of the Agents, or any one of them, seriously adversely affects, or involves, or could reasonably be expected to seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Company, Mira or a subsidiary of the Company or Mira taken as a whole or the market price or value of the Subscription Receipts, each of the Agents, or all of them, shall be entitled, at their sole option, acting reasonably, and in accordance with Section 12(8) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers under the Subscription Agreements, if any) by written notice to that effect given to the Company prior to the Closing Time.

(4)	Change in Material Fact. In the event that the Agents or any of them, through their due diligence investigations or otherwise, discover, or there should occur, a material change or a change in a material fact or a new material fact shall arise, which, in the sole opinion of the Agents or any of them, acting reasonably, is Materially Adverse, or materially adversely affects the price or value of the Subscription Receipts, each of the Agents, or all of them, shall be entitled, at their sole option, acting reasonably, and in accordance with 12(8) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers under Subscription Agreements, if any) by written notice to that effect given to the Company prior to the Closing Time.

(5)	Regulatory Out. In the event that any Law is promulgated or changed which, in the sole opinion of the Agents or any of them, acting reasonably, is Materially Adverse, or has a material adverse effect on the financial markets generally, or on the price or value of the Subscription Receipts, each Agent or all of them, shall be entitled, at their sole option, acting reasonably, and in accordance with Section 12(8) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers under the Subscription Agreements, if any) by written notice to that effect given to the Company prior to the Closing Time.

(6)	Market Out. In the event that the state of the financial markets becomes such that, in the sole opinion of the Agents or any of them, acting reasonably, the Subscription Receipts cannot be marketed profitably, each Agent or all of them, shall be entitled, at their sole option, and in accordance with Section 12(8) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers under the Subscription Agreements, if any) by written notice to that effect given to the Company prior to the Closing Time.

(7)	Non-Compliance with Conditions. The Company agrees that all terms, conditions and covenants in this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by the Company, that it will use its commercially reasonable efforts to cause such conditions to be complied with, and any breach or failure by the Company to comply with any of such conditions or in the event that any representation or warranty given by the Company becomes false (other than representations and warranties given as of a specific time which need only be true as of such time) and is not rectified as at the Closing Time, shall entitle the Agents, at their sole option, acting reasonably and in accordance with Section 12(8) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers under the Subscription Agreements, if any) by written notice to that effect given to the Company prior to the Closing Time. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if the same is in writing and signed by it.

(8)	Exercise of Termination Rights. The rights of termination contained in Sections 12(1), 12(2), 12(3), 12(4), 12(5), 12(6) and 12(7) of this Agreement may be exercised by the Agents and are in addition to any other rights or remedies the Agents may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination by the Agents, there shall be no further liability on the part of the Agents to the Company under this Agreement or on the part of the Company and Mira to the Agents under this Agreement except in respect of any obligation or liability of the Company to the Agents which has or may have arisen prior to such termination under Sections 13, 14 and 15 of this Agreement.

13. Indemnity

(1)

The Company agrees to indemnify and save harmless the Agents, its affiliates and their respective directors, officers, employees, agents, advisors, shareholders and partners, (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel in connection with any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (each a “Claim” and, collectively, the “Claims”) to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, this Agreement or the Agents acting in connection with the Offering, and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim.

(2)	If and to the extent that a court of competent jurisdiction, in a final non-appealable judgement in a proceeding in which any Indemnified Party is named as a party, determines that a Claim was caused by or resulted from an Indemnified Party’s breach of this Agreement, gross negligence, dishonesty or fraudulent actions or wilful misconduct, this indemnity shall be unavailable and shall cease to apply in respect of such Claim and such Indemnified Party shall reimburse any funds advanced by the Company to any Indemnified Party pursuant to this indemnity in respect of such Claim. The Company agrees to waive any right the Company might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

(3)	If any Claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Company, the Indemnified Party will give the Company prompt written notice of any such Claim of which the Indemnified Party has knowledge, will provide copies of all relevant documentation to the Company, will keep the Company advised of the progress thereof and will discuss with the Company all significant actions proposed, provided that failure by the Indemnified Party to so notify shall not relieve the Company of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Company of substantive rights or defences. Upon receipt of such notice, the Company shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, undertake the investigation and assume the defence thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Upon the Company notifying the Indemnified Party in writing of its election to assume the defence and retaining counsel, the Company shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by it in connection with such defence. If such defence is assumed by the Company, the Company throughout the course thereof will provide copies of all relevant documentation to the Indemnified Party, will keep the Indemnified Party advised of the progress thereof and will discuss with the Indemnified Party all significant actions proposed.

(4)	No admission of liability and no settlement, compromise or termination of any Claim, or investigation shall be made without the Company’s written consent and the written consent of the Indemnified Parties affected, such consents not to be unreasonably withheld. Notwithstanding that the Company may undertake the investigation and defence of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to such Claim and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	employment of such counsel has been authorized in writing by the Company;

(b)	the Company has not assumed the defence of the action within a reasonable period of time after receiving notice of the claim;

(c)	the named parties to any such claim include both the Company and the Indemnified Party and the Indemnified Party shall have been advised by counsel to the Indemnified Party or the Company that there may be a conflict of interest between the Company and the Indemnified Party; or

(d)	there are one or more defences available to the Indemnified Party which are different from or in addition to those available to the Company;

in which case the reasonable fees and expenses of such counsel to the Indemnified Party will be for the Company’s account and provided that the Company shall only be responsible for the reasonable fees and expenses of one counsel who shall represent all Indemnified Parties, collectively. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights an Indemnified Party may have at common law or otherwise.

(5)	The Company hereby constitutes the Beacon as trustee for each of the other Indemnified Parties of the Company’s covenants under this indemnity with respect to such persons and the Beacon agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

(6)	The Company also agrees that if any action, suit, proceeding or claim shall be brought against, or an investigation commenced in respect of, the Company or the Company and the Agents and personnel of the Agents shall be required to testify, participate or respond in respect of or in connection with the Agreement, the Agents shall have the right to employ their own counsel in connection therewith and the Company will reimburse the Agents for their reasonable out-of-pocket expenses as may be incurred, including the reasonable fees and disbursements of the Agents’ counsel.

14. Contribution

If, for any reason, the indemnity provided for in Section 13 of this Agreement is illegal or unenforceable or otherwise not available or insufficient to hold them harmless, the Agents and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (except loss of profits in connection with the sale of Subscription Receipts) of the nature provided for in Section 13 of this Agreement such that the Agents shall be responsible for that portion represented by the percentage that the Agents’ Commission bears to the gross proceeds from the Offering and the Company shall be responsible for the balance. Notwithstanding the foregoing, (i) a person who has been found by a court of competent jurisdiction in a final judgment to have caused losses, claims, costs, damages, expenses or liabilities referred to above as a result of such person’s negligence or wilful misconduct shall not be entitled to contribution from any other party hereunder, and (ii) in the event that a court of competent jurisdiction determines in a final judgment that the losses, claims, costs, damages, expenses or liabilities referred to above resulted from the negligence or wilful misconduct of the Agents, the portion for which the

Agents are responsible shall not be limited to the proportion indicated above, but rather the Company and the Agents shall be responsible for such proportion as a court of competent jurisdiction determines. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 14, notify such party or parties from whom contribution may be sought of the nature of such claim, action, suit or proceeding (provided that any failure to so notify or delay in so notifying shall not relieve or reduce the liability of any party from whom contribution may be sought under this Section 14 except to the extent that such party has been prejudiced as a result of such failure or delay). The right to contribution provided in this Section 14 shall be in addition to, and not in derogation of, any other right to contribution which the Agents may have by statute or otherwise by law.

15. Expenses

(1)	Whether or not the transactions contemplated herein shall be completed, all expenses of or incidental to the transaction, including, without limitation, listing fees, expenses payable in connection with the distribution of the Subscription Receipts, the fees and expenses of counsel for the Company, all reasonable fees and disbursements of the Agents’ legal counsel (which shall be subject to a maximum aggregate of $175,000 (excluding disbursements and taxes) unless otherwise approved in writing by the Company, acting reasonable), all fees and expenses of the Company’s auditors, all reasonable costs and out of pocket expenses of the Agents, including, without limitation, costs and expenses involved in the marketing of the Subscription Receipts, costs relating to road shows (including the Agents’ travel expenses), information meetings and preparation of audio-visual and other information meeting materials and costs incurred in connection with preparing, filing, printing, translating and providing commercial copies of any disclosure or offering documents, marketing materials, other documents and security certificates, and all applicable taxes on any of the foregoing, shall be borne by and be for the account of the Company. Such costs and expenses will be paid at the closing of the Offering or in the event that this Agreement is terminated immediately upon receiving an invoice therefor.

16. Survival of Warranties, Representations, Covenants and Agreements

Except as expressly provided, all warranties, representations, covenants (including, without limitation, the covenants in Section 11) and agreements of the Company and the Agents contained herein or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the closing of the Offering and shall continue in full force and effect for a period of two years subsequent to the Closing Date, regardless of the closing of the Offering and regardless of any investigation which may be carried out by the Agents.

17. Notices

All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile delivered to such other party as follows:

(a)	to the Company at:

Wind Power Holdings, Inc.

29 Pitman Road

Barre, VT 05641

USA

Attention:	Troy Patton, President & Chief Executive Officer
Facsimile No.:	(302) 461-2996

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Bay Adelaide Centre, Box 20

Toronto, ON

M5H 2T6

Attention:	Rubin Rapuch
Facsimile No:	(416) 364-7813

(b)	to Mira III Acquisition Corp. at:

2900 – 550 Burrard Street

Vancouver, BC

V6C 0A3

Attention:	Ronald D. Schmeichel, President & Secretary
Facsimile No.:	(416) 972-6208

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP

Suite 800, 365 Bay Street

Toronto, ON

M5H 2V1

Attention:	James Brown
Facsimile No.:	(416) 361-1790

(c)	to Beacon at:

66 Wellington Street West, Suite 4050

Toronto, ON

M5K 1H1

Attention:	Alistair Maxwell
Facsimile No:	(416) 646-3379

(d)	to Cormark at:

Cormark Securities Inc.

Suite 2800, South Tower

Royal Bank Plaza

Toronto ON M5J 2J2

Attention:	Manwan Kurbursi
Facsimile No.:	(416) 943-6496

To Canaccord at:

Brookfield Place

161 Bay Street, Suite 3100

Toronto, ON

M5J 2S1

Attention:	Steven Winokur
Facsimile No.:	(416) 869-3876

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

40 King Street West

Suite 2100

Toronto, ON M5H 3C2

Attention:	Jay King
Facsimile No.:	(416) 640-3183

or at such other address or facsimile number as may be given by any of them to the others in writing from time to time and such notices or other communications shall be deemed to have been received when delivered or, if by facsimile, on the next Business Day after such notice or other communication has been facsimiled (with receipt confirmed).

18. Use of Advice

The Company acknowledges and agrees that all written and oral opinions, advice, analysis and materials provided by the Agents in connection with their engagement hereunder are intended solely for the Company’s benefit and its internal use only in considering the Offering and the Company agrees that no such opinion, advice, analysis or material will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without the Agents’ prior written consent in each specific instance. Any advice or opinions given by the Agents hereunder will be made subject to, and will be based upon, such assumptions, limitations, qualifications and reservations as the Agents, in their sole judgment, deems necessary or prudent in the circumstances. The Agents expressly disclaim any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any oral or written opinions or advice or materials provided by it or any unauthorized reference to the Agents or this engagement.

19. Matters Relating to the Engagement

In connection with the services described herein, each of the Agents shall act as an independent contractor, and any duties of the Agents arising out of this engagement shall be owed solely to the Company. The Company acknowledges that each of the Agents is a securities firm that is engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services, which may involve services provided to other companies engaged in businesses similar or competitive to the business of the Company. The Company acknowledges and agrees that in connection with all aspects of the engagement contemplated hereby, and any communications in connection therewith, the Company, on the one hand, and each of the Agents and any of its respective affiliates through which they may be acting, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents or such affiliates, and each party hereto agrees that no such duty will be deemed to have arisen in connection with any such transactions or communications. Information which is held elsewhere within the Agents but of which none of the individuals in the investment banking department or division of the Agents involved in providing the services contemplated by this Agreement actually has knowledge (or without breach of internal procedures can properly obtain) will not for any purpose be taken into account in determining any of the responsibilities of the Agents to the Company under this Agreement.

20. Entire Agreement; Amendment

This agreement constitutes the entire agreement between the parties relating to the subject matter hereof; it supersedes any previous agreements and discussions between the parties. There are no representations, covenants or other terms other than those set forth in this agreement. This agreement may only be amended by a written document signed by each of the parties.

21. Severability

The invalidity or unenforceability of any particular provision of this agreement will not affect or limit the validity or enforceability of the remaining provisions.

22. Binding Effect; Assignment

This agreement enures to the benefit of and binds the parties’ respective successors and permitted assigns. This agreement may be assigned, subject to the prior written consent of each of the parties.

23. Further Assurances

Each party, upon request by another party, shall sign (or cause to be signed) all further documents or do (or cause to be done) all further acts and provide all reasonable assurances as may reasonably be necessary or desirable to give effect to the transactions contemplated by this Agreement.

24. Remedies Cumulative

Except as otherwise provided in this agreement, the rights, remedies and powers provided herein to a party are cumulative and in addition to, and are not exclusive of or in substitution for, any rights, remedies and powers otherwise available to that party.

25. Governing Law

This agreement is governed by, and is to be interpreted, construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario, excluding any rule or principle of conflicts of law that may provide otherwise.

26. Time of Essence

Time shall be of the essence hereof.

27. Jurisdiction

The parties irrevocably attorn to the jurisdiction of the courts of Ontario, which will have non-exclusive jurisdiction over any matter arising out of this agreement.

28. Waiver

No waiver of satisfaction of a condition or non-performance of an obligation under this agreement is effective unless it is in writing and signed by the party granting the waiver. No waiver under this section affects the exercise of any other rights under this Agreement.

29. Effective Date

This agreement is effective as of the date shown at the top of the first page, even if any signatures are made after that date.

30. Language

It is the express wish of the parties that this agreement and any related documentation be drawn up in English. Il est de la volonté expresse des parties que cette convention ainsi que tout document connexe soient rédigés en langue anglaise.

31. Counterparts

This agreement may be signed in any number of counterparts, each of which is an original, and all of which taken together constitute one single document. Counterparts may be transmitted by fax or in electronically scanned form. Parties transmitting by fax or electronically will also deliver the original counterpart to the other parties, but failure to do so does not invalidate this agreement.

[Signature pages follow]

32. Acceptance

If this offer accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Company and Mira, please communicate your acceptance by executing where indicated below and returning by facsimile one copy and returning by courier one originally executed copy to the Agents.

Yours very truly,

BEACON SECURITIES LIMITED

By:	/s/ Alistair Maxwell
Authorized Signatory

CORMARK SECURITIES INC.

By:	/s/ Marwan Kurbursi
Authorized Signatory

CANACCORD GENUITY CORP.

By:	/s/ Steven Winokur
Authorized Signatory

The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

ACCEPTED as of this 17th day of March, 2014.

WIND POWER HOLDINGS, INC.

By:	/s/ Elliot J. Mark
Elliot J. Mark
Vice President

By:	/s/ Ronald D. Schmeichel
Ronald D. Schmeichel
President